Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports Fourth Quarter 2007 and Full Year Results
Highlights

w	Net income for the fourth quarter of $15.6 million, or $0.36 per diluted share
w	Net income for full year 2007 of $73.3 million, or $1.68 per diluted share
w	Investments in property, plant and equipment for ITCTransmission and METC of $210.7 million and $75.5 million, respectively, for the 12-month period ended Dec. 31, 2007
w	2008 EPS and capital expenditure guidance confirmed
NOVI, Mich., February 28, 2008 — ITC Holdings Corp. (NYSE: ITC) today announced its fourth quarter results for the period ended Dec. 31, 2007. Net income for the quarter was $15.6 million, or $0.36 per diluted share, compared to $3.6 million, or $0.08 per diluted share, for the fourth quarter of 2006. Net income for the 12 months of 2007 was $73.3 million, or $1.68 per diluted share, compared to $33.2 million, or $0.92 per diluted share, for the same period last year.
Diluted earnings per share in the fourth quarter and for the full year were higher than previously expected primarily due to the timing of expenses related to the permanent financing to fund the acquisition of the electric transmission assets of Interstate Power & Light Company (IPL), an Alliant Energy Corporation subsidiary, lower transaction related expenses, the elimination of the uncertainty regarding the impact of ITC Midwest’s operations in 2007 and lower than previously anticipated development-related expenses in the quarter.
“We are very pleased with our 2007 financial results. These results demonstrate that ITC is delivering on commitments we made to our shareholders and customers,” said Joseph L. Welch, president and CEO of ITC. “Our targeted investments in the Midwest region’s electric transmission infrastructure provide benefits to electricity consumers. We are building the infrastructure and promoting policies focused on improving power reliability, facilitating access to renewable resources and providing customers equal access to wholesale energy markets.”
In the fourth quarter of 2007, ITCTransmission invested $55.7 million, and METC invested $20.1 million in property, plant and equipment in their respective transmission systems. For full year 2007, ITCTransmission invested $210.7 million, and METC invested $75.5 million.
ITC reported operating revenues of $109.4 million for the fourth quarter of 2007, an increase of $36.3 million over the comparable period last year. Network revenues billed increased by $2.5 million during the quarter as a result of ITC Midwest’s acquisition of the IPL transmission assets in December 2007. Additionally, network revenues billed increased by $9.4 million at ITCTransmission due to higher network rates compared to the same period last year. Increased network loads also increased operating revenues at ITCTransmission and METC by $5.2 million and $2.4 million, respectively. During the fourth quarter, operating revenues increased $3.7 million due to higher point-to-point, scheduling, control and dispatch revenues and $9.9 million as a result of the Attachment O revenue accrual.

Operating revenues for the 12 months ended Dec. 31, 2007, were $426.2 million, an increase of $202.6 million compared to the 12 months of 2006. Network revenues billed increased by $104.4 million during the year as a result of the October 2006 acquisition of METC and by $2.5 million due to ITC Midwest’s acquisition of IPL’s transmission assets in December 2007. Network revenues billed also increased by $46.4 million at ITCTransmission due to higher network rates and by $10.6 million due to a 5.7 percent increase in the network load. Point-to-point, scheduling, control and dispatch revenues increased by $18.7 million primarily due to the acquisition of METC. Operating revenues also increased by $19.8 million as a result of the Attachment O revenue accrual.
Operation & Maintenance (O&M) expenses of $18.9 million were $2.8 million higher in the fourth quarter of 2007 than the same period in 2006. This increase was partially due to $0.8 million of higher O&M expenses incurred at METC in the fourth quarter of 2007 compared to the same period in 2006 for transmission structure maintenance, vegetation management, inspections, general site maintenance and general support costs. Additionally, O&M expenses increased at ITCTransmission by $2.5 million primarily as a result of additional tower painting, transmission structure maintenance, inspections, general site maintenance and maintenance support costs.
For the 12 months ended Dec. 31, 2007, O&M expenses of $81.4 million were $46.0 million higher than the same period in 2006. This increase was mainly due to $34.0 million of O&M expenses incurred at METC for the year ended Dec. 31, 2007, for contractor expenses for substation operations and coordinating shutdowns, transmission structure maintenance, vegetation management, inspections, general site maintenance, general support costs, easement payments, ancillary services and asset mapping activities. O&M expenses increased at ITCTransmission by $10.3 million primarily as a result of additional tower painting, vegetation management, transmission structure maintenance, inspections, general site maintenance and maintenance support costs. Furthermore, ITCTransmission and METC incurred an additional $1.9 million for transmission system monitoring and control due to the increased activity at its operations facility needed to operate ITCTransmission and METC’s respective transmission systems during 2007 as compared to only operating ITCTransmission’s system until METC was acquired in October 2006.
General and administrative (G&A) expenses increased in the fourth quarter and the full year 2007 compared to the same periods in 2006. These increases were driven by the rapid expansion and growth of ITC which has experienced increased administrative activities due to the increasing size and scope of the company primarily as a result of the acquisition of METC in October 2006.
“Since ITC began operations 5 years ago, we have experienced tremendous growth based on any metric, whether it’s megawatts delivered, miles of transmission lines number of communities served, numbers of substations, interconnections, poles and towers,” said Joseph L. Welch. “Our targeted acquisitions have resulted in efficiencies. While this growth has resulted in increased absolute costs, these costs are spread over a much larger base yielding lower unit costs for customers. Our growth provides benefits now and in the future for customers.”
G&A expenses of $21.5 million for the fourth quarter of 2007 were $6.1 million higher than the same period in 2006. G&A expenses increased mainly due to higher compensation due to personnel additions and higher benefits, IT support and contract labor expenses. G&A expenses increased by $0.2 million due to expenses at ITC Grid Development and ITC Great Plains subsidiaries for salaries and benefits incurred during the fourth quarter of 2007.
For the year ended Dec. 31, 2007, G&A expenses of $62.1 million were $21.5 million higher than for the same period in 2006. G&A expenses increased $19.5 million mainly due to increased compensation and benefits which primarily resulted from personnel additions, professional advisory and consulting services and higher insurance premiums. G&A expenses also increased by $0.6 million due to costs associated with the securities offering by International Transmission

Holdings Limited Partnership and by $1.4 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries and benefits incurred during the full year of 2007.
Depreciation and amortization expenses of $18.0 million increased by $5.1 million in the fourth quarter of 2007 compared to the same period in 2006. At METC, depreciation and amortization expense increased $3.0 million primarily due to depreciation and amortization of property, plant and equipment and due to the amortization of METC’s regulatory assets and intangible assets associated with the METC accumulated deferred income tax (ADIT) deferral and regulatory asset deferral. In addition, depreciation and amortization expenses increased by $1.5 million at ITCTransmission due to a higher depreciable asset base as a result of property, plant and equipment additions.
For the year ended Dec. 31, 2007, depreciation and amortization expenses of $67.9 million increased by $27.8 million compared to the same period in 2006 mainly due to the 2006 acquisition of METC, which resulted in an additional $14.4 million of depreciation expense related to property, plant and equipment and $6.2 million due to METC’s Regulatory Deferral and the METC ADIT deferral. Depreciation and amortization expenses also increased at ITCTransmission by $6.4 million primarily due to a higher depreciable asset base resulting from property, plant and equipment additions during 2007, 2006 and 2005.
Taxes other than income taxes of $8.3 million in the fourth quarter of 2007 increased by $1.8 million compared to the same period in 2006. Property taxes increased at ITCTransmission and METC by $1.2 million and $0.4 million, respectively, in the fourth quarter of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes.
For the 12 month period ended Dec. 31, 2007, taxes other than income taxes of $33.3 million were $11.2 million higher compared to the same period in 2006. METC incurred $8.0 million of property tax expenses during the full year of 2007 compared to $1.5 million incurred in the period Oct. 11, 2006, through Dec. 31, 2006. At ITCTransmission property taxes increased by $3.4 million in 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes. Taxes other than income taxes also increased by $0.8 million due to higher payroll taxes.
In the fourth quarter and full year ended Dec. 31, 2007, interest expense increased compared to the same period in 2006 primarily due to higher borrowing levels to finance our capital expenditures and the 2006 acquisition of METC.
Guidance Confirmed for 2008
For the full year 2008 earnings per diluted earnings per share are expected to be between $1.90 and $2.00, excluding future one-time expenses. Capital expenditures for 2008 are expected to be approximately $95-110 million, $105-130 million and $85-100 million for ITCTransmission, METC and ITC Midwest, respectively.
Fourth Quarter Conference Call
ITC will conduct a conference call to discuss fourth quarter and full year 2007 earnings results at 11:00 a.m. ET Thursday, Feb. 28, 2008. Joseph L. Welch, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the fourth quarter and full-year 2007. Individuals wishing to participate in the conference call may dial toll-free (877) 681-3372 (domestic) or (719) 325-4916 (international); there is no passcode. The conference call replay, available through Thursday, March 6, 2008, can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 2420038. Investors, the news media and the public may listen to a live internet broadcast of the call at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2007 fourth quarter and full year results may be found in ITC’s Form 10-K filing. Once filed with the SEC, an electronic copy of the 10-K can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other factors, the risks factors listed in Part I, Item 1A — Risk Factors of our Form 10-K for the fiscal year ended December 31, 2007 (as updated in our Quarterly Reports on Form 10-Q).
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248.767.1068, ceberwein@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
OPERATING REVENUES	$109,400	$73,074	$426,249	$223,622

OPERATING EXPENSES

Operation and maintenance	18,912	16,124	81,406	35,441
General and administrative	21,487	15,340	62,089	40,632
Depreciation and amortization	18,035	12,943	67,928	40,156
Taxes other than income taxes	8,251	6,417	33,340	22,156
Gain on sale of assets	(688)	(842)	(688)	(842)

Total operating expenses	65,997	49,982	244,075	137,543

OPERATING INCOME	43,403	23,092	182,174	86,079

OTHER EXPENSES (INCOME)

Interest expense	22,707	18,409	81,863	42,049
Allowance for equity funds used during construction	(2,953)	(1,367)	(8,145)	(3,977)
Loss on extinguishment of debt	—	1,874	349	1,874
Other income	(609)	(1,860)	(3,457)	(2,348)
Other expense	774	1,221	1,618	1,629

Total other expenses (income)	19,919	18,277	72,228	39,227

INCOME BEFORE INCOME TAXES	23,484	4,815	109,946	46,852

INCOME TAX PROVISION	7,842	1,222	36,650	13,658

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	15,642	3,593	73,296	33,194

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	—	—	29

NET INCOME	$15,642	$3,593	$73,296	$33,223

Basic earnings per share	$0.37	$0.09	1.73	$0.95
Diluted earnings per share	$0.36	$0.08	$1.68	$0.92

Weighted-average basic shares	42,458,741	41,110,371	42,298,478	35,048,049
Weighted-average diluted shares	43,740,368	42,470,802	43,541,306	36,236,944

Dividends declared per common share	$0.290	$0.275	$1.130	$1.075

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)
	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$2,616	$13,426
Restricted cash	—	4,565
Accounts receivable	40,919	35,325
Inventory	26,315	25,408
Deferred income taxes	2,689	21,023
Other	3,518	9,926

Total current assets	76,057	109,673

Property, plant and equipment (net of accumulated depreciation and amortization of $879,843 and $608,956 respectively)	1,960,433	1,197,862
Other assets
Goodwill	959,042	624,385
Intangible assets (net of accumulated amortization of $3,025 and $0, respectively)	55,382	58,407
Regulatory assets— acquisition adjustments	86,054	91,443
Regulatory assets- Attachment O revenue accrual (including accrued interest of $552)	20,537	—
Other regulatory assets	29,449	26,183
Deferred financing fees (net of accumulated amortization of $5,138 and $4,817, respectively)	14,201	14,490
Other	12,142	6,354

Total other assets	1,176,807	821,262

TOTAL ASSETS	$3,213,297	$2,128,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$47,627	$33,295
Accrued payroll	8,928	5,192
Accrued interest	23,088	18,915
Accrued taxes	15,065	14,152
ITC Midwest acquisition additional purchase price accrual	5,402	—
METC rate case accrued liability	—	20,000
Other	6,317	8,012

Total current liabilities	106,427	99,566
Accrued pension and postretirement liabilities	13,934	11,050
Deferred income taxes	90,617	75,730
Regulatory liabilities	189,727	138,726
Other	6,093	9,203
Long-term debt	2,243,424	1,262,278
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 42,916,852 and 42,395,760 shares issued and outstanding at December 31, 2007 and 2006, respectively	532,103	526,485
Retained earnings	31,864	6,714
Accumulated other comprehensive loss	(892)	(955)

Total stockholders’ equity	563,075	532,244

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,213,297	$2,128,797

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)	Year ended
	December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$73, 296	$33,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	67,928	40,156
Attachment O revenue accrual — net, including accrued interest	(20,235)	—
Deferred income tax expense	36,650	13,230
Allowance for equity funds used during construction	(8,145)	(3,977)
Stock-based compensation expense	3,377	3,006
Amortization of loss on reacquired debt, deferred financing fees and debt discount	4,201	3,333
Other	(956)	947
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(3,023)	996
Inventory	(18,016)	(3,431)
Other current assets	6,469	(4,834)
Accounts payable	9,533	(17,938)
Accrued interest	4,172	4,112
Accrued taxes	779	2,130
METC rate case accrued liability	(20,000)	—
Point-to-point revenue due to customers	—	(631)
Other current liabilities	449	(7,514)
Long-term assets and liabilities, net	(605)	(940)

Net cash provided by operating activities	135,784	61,868
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(287,170)	(167,496)
Acquisition of IP&L transmission assets	(783,113)	—
IP&L transmission assets direct acquisition fees	(11,377)	—
Acquisition of MTH and METC, net of cash acquired	—	(484,189)
MTH and METC direct acquisition fees	(254)	(11,456)
Other	6,384	1,697

Net cash used in investing activities	(1,075,530)	(661,444)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	865,000	609,627
Repayments of long-term debt	—	(123,541)
Issuance of ITC Holdings’ term-loan agreement	25,000	—
Repayment of ITC Holdings’ term-loan agreement	(25,000)	—
Borrowings under revolving credit facilities	678,200	128,400
Repayments of revolving credit facilities	(562,200)	(178,200)
Issuance of common stock	3,402	202,253
Common stock issuance costs	(48)	(2,321)
Repurchase and retirement of common stock	(1,841)	(1,040)
Dividends on common stock	(48,168)	(38,307)
Debt issuance costs	(5,409)	(6,969)
Settlement on interest rate lock cash flow hedge	—	(1,491)

Net cash provided by financing activities	928,936	588,411

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(10,810)	(11,165)
CASH AND CASH EQUIVALENTS — Beginning of period	13,426	24,591

CASH AND CASH EQUIVALENTS — End of period	$2,616	$13,426